U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 20, 2007

MAGIC COMMUNICATIONS , INC.

(Exact name of registrant as specified in charter)

Delaware	0-50090	13-3926203
(State or jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

53 Hackensack Avenue, South Kearny, NJ	07032
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 914-391-5549

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	– ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Effective December 28, 2006, Magic Communications, Inc. (the “Company”) entered into a memorandum of understanding with Post Tension of Nevada, Inc., a Nevada corporation in which Post Tension of Nevada, Inc., will be merged with and into the Company. The Company and Post Tension of Nevada, Inc. shall memorialize the terms and conditions of the memorandum of understanding in a definitive agreement.

The consideration to be paid by the Company includes Post Tension of Nevada, Inc.’s existing shareholders receiving (pro rata) twenty seven million, three hundred and twelve thousand (27,312,000) shares of Magic Communications, Inc. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and to cause the Merger to qualify as a reorganization under the provisions of Sections 368 of the Code, so that such exchange will constitute a tax-free share exchange under the Code.

ITEM 1.02	– TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT

On August 24, 2006, Magic Communications, Inc. (the “Company”) entered into a memorandum of understanding with Wavescribe Corp., a Florida corporation, in which Wavescribe Corp. would have been merged with and into the Company. The Company and Wavescribe Corp. have terminated this memorandum of understanding. There are no early termination penalties for the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: February 20, 2007

MAGIC COMMUNICATIONS, INC.

By:	/s/ Stephen D. Rogers
Name:	Stephen D. Rogers
Title:	Chief Executive Officer